Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-21704, No. 33-24096, No. 33-37300, No. 33-65104, No. 33-56717, No. 333-42903, No. 333-59811, No. 333-61214 and No. 333-117850 on Form S-8 and No. 333-47909 on Form S-3 of our report dated March 4, 2011, relating to the consolidated financial statements of The McClatchy Company, and the effectiveness of The McClatchy Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The McClatchy Company for the year ended December 26, 2010.

/s/ DELOITTE & TOUCHE LLP

Sacramento, California

March 4, 2011